Exhibit 10.25

THIRD AMENDMENT TO THE SERVICES CONVERTIBLE PROMISSORY NOTE

BETWEEN VIRPAX PHARMACEUTICALS, INC. AND RRD INTERNATIONAL, LLC

This Third Amendment to the Services Convertible Promissory Note (Exhibit A to the Service Provider Convertible Note Purchase Agreement dated August 29, 2019, this “Amendment”) is entered into on November 30, 2020 (the “Effective Date”) between Virpax Pharmaceuticals, Inc., (the “Virpax”) and RRD International, LLC (“RRD” or “Service Provider”). Virpax and RRD may be collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Services Convertible Promissory Note dated August 29, 2019, (the “Note”) which described the terms under which RRD would loan certain amounts to Virpax the terms under which Virpax would repay such amounts; and

WHEREAS, Amendment 1 to the Note amended the Note in order to: (1) amend the definitions of Qualified Financing and Conversion Date to extend the dates therein from March 31, 2020 to September 30, 2020; (2) amend the definition of Maximum in order to increase the amount of principal from $400,000 to $600,000; (3) amend the terms of conversion to provide for RRD, at its option, to convert the note into equity or cash (all or in part) upon a Qualified Financing or upon the Conversion Date; and (4) provide for the payment of all interest accrued up to March 31, 2020.

WHEREAS, Amendment 2 to the Note amended the Note in order to: (1) amend and restate Exhibit A to the Note to increase the amount of the Principal Balance from $434,260 to $493,480; (2) amend the definitions of Qualified Financing and Conversion Date to extend the dates therein from September 30, 2020 to November 30, 2020; and (3) provide for the payment of all interest accrued between April 1, 2020 through November 30, 2020 in the amount of $30,431 and the continued accrual of interest until this Note is satisfied.

WHEREAS, the Parties desire to further amend the Note in order to: (1) amend the definitions of Qualified Financing and Conversion Date to extend the dates therein from November 30, 2020 to December 31, 2020; and (2) amend and restate Section 3(a) to provide RRD (Service Provider) with the option of receiving the outstanding principle as cash or equity in the event a Qualified Financing has not occurred by the Conversion Date.

NOW THEREFORE, the Parties in consideration of the mutual covenants and agreements hereinafter set forth agree as follows:

1.	The Note is hereby amended as follows:

A.	Amend the Definitions of Qualified Financing and Conversion Date. The terms “Qualified Financing” and “Conversion Date” are hereby amended to extend the dates therein from November 30, 2020 to December 31, 2020.

B.	Amend and Restate Section 3(a). Section 3(a) is hereby amended and restated as follows:

“Conversion. If on or prior to December 31, 2020 (the “Conversion Date”), a Qualified Financing has not occurred, then RRD shall have the option to: (i) receive all outstanding principal under this Services Note in the form of cash; or (ii) have all of the outstanding principal under this Services Note be converted into Qualified Securities as defined below.”

2.	This Amendment shall commence on the Effective Date.

3.	Except as amended hereby, all of the terms and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

RRD INTERNATIONAL, LLC		VIRPAX PHARMACEUTICALS, INC.

By:	/s/ J. Scott Tarrant	By:	/s/ Anthony P. Mack
Name:	J. Scott Tarrant	Name:	Anthony P. Mack
Title:	President and CEO	Title:	Chairman and CEO

Date:	November 30, 2020	Date:	November 30, 2020